Letter of Intent - Real Estate Companies

This Letter of Intent - Real Estate Companies (this “LOI”) dated as of February 19, 2025, is made and entered into by and among

LFTD Partners Inc., a Nevada corporation ("LIFD") and Lifted Liquids, Inc., an Illinois corporation ("Lifted"),

and

Gerard M. Jacobs, a Florida resident ("GMJ"), Nicholas S. Warrender, a Florida resident ("NSW") and William C. Jacobs, a Florida resident ("WCJ"),

and

Sustainable Properties, LLC, an Illinois limited liability company (“SP”), 1221 Research Parkway, LLC, an Illinois limited liability company ("1221"), and 2422 N. Main, LLC, an Illinois limited liability company ("2422"),

and

L. John Murray, an Illinois resident ("JM"), Joshua Gillan, an Illinois resident ("JG"), and Erik Carlson, an Illinois resident ("EC").

LIFD, Lifted, GMJ, NSW, WCJ, SP, 1221, 2422, JM and EC are hereafter sometimes referred to individually as a "Party" and collectively as the "Parties".

GMJ, NSW and WCJ are hereafter sometimes referred to individually as a "LIFD Executive" and collectively as the "LIFD Executives". LIFD, Lifted, and the LIFD Executives are hereafter sometimes referred to collectively as the "LIFD Group".

JM, JG and EC are hereafter sometimes referred to collectively as the "Sustainable Executives". SP, 1221 and 2422 are hereafter sometimes referred to collectively as the "Real Estate Companies". The Real Estate Companies and the Sustainable Executives are hereafter sometimes referred to collectively as the "Real Estate Group".

The LIFD Executives and the Sustainable Executives are hereafter sometimes referred to individually as a "Senior Executive" and collectively as the "Senior Executive Group".

RECITALS

Whereas, LIFD wishes to enter the real estate industry in the United States, by acquiring, developing, owning, leasing and/or selling properties and buildings for various purposes;

Whereas, the Real Estate Companies own valuable real estate and buildings located in Rockford, Illinois, that are appropriate for acquisition, development, ownership, leasing and/or sale; and

Whereas, LIFD believes that acquiring the Real Estate Companies is in the best interests of LIFD and LIFD's stockholders;

Now, Therefore, in consideration of the mutual agreements and covenants hereafter set forth, the Parties hereby agree as follows, intending to be legally bound hereby:

1. Agreements, Representations and Warranties of LIFD Group

As an inducement to the Real Estate Group to enter into this LOI, the LIFD Group hereby agrees, represents, warrants and covenants as follows:

(A) Ownership. LIFD is owned by the holders of its common stock (collectively the "LIFD Stockholders") and by the holders of its Series A and Series B convertible preferred stock.

(B) Governance. LIFD is governed by a Board of Directors, consisting of GMJ (Chairman), NSW (Vice Chairman), Joshua Bloom, Sharial Howard, James Jacobs, WCJ, Vincent Mesolella, Richard Morrissy, and Kevin Rocio (collectively the "LIFD Board"). GMJ is the CEO of LIFD, NSW is the COO of LIFD, and WCJ is the President and CFO of LIFD.

(C) Wholly Owned Subsidiary. LIFD owns 100% of the common stock of Lifted, which sometimes does business as "Lifted Made" or as "Urb". NSW is the founder and CEO of Lifted, and WCJ is the President of Lifted.

2. Agreements, Representations and Warranties of the Real Estate Group

As an inducement to the LIFD Group to enter into this LOI, the Real Estate Group hereby agrees, represents, warrants and covenants as follows:

(A) Ownership. The persons and entities who own SP (individually an "Owner" and collectively the "Owners"), and their respective ownership percentages thereof, are specified in that certain Real Estate Ownership Letter dated the date hereof from the Sustainable Executives to the LIFD Executives (the "Ownership Letter"), and during the period from the date hereof through the date of the Closing (as defined below) or the date of the termination of this LOI, there shall be no changes to such ownership and respective ownership percentages.

(B) Governance. Each of the Real Estate Companies is governed by its Managers, consisting of JM and EC (collectively the "Managers").

(C) Wholly Owned Subsidiaries. SP owns 100% of the ownership interests in 1221 and 2422.

(D) Assets to be Owned by 1221 and 2422 as of the date of the Closing ("Closing Date"). Each of the following entities shall own the following assets as of the Closing Date, respectively:

(1) SP: 100% of the ownership interests in 1221 and 2422;

(2) 1221: The real estate, building, equipment, fixtures and other improvements located at 1221 Research Parkway, Rockford, IL 61109 (collectively the "Data Center"); and

(3) 2422: The real estate, building, equipment, fixtures and other improvements located at 2422 N. Main Street, Rockford, IL 61103(the "Beverage Building").

SP, 1221 and 2422 have not engaged in any business, and as of the Closing Date they shall not have engaged in any business.

3. Conditions Precedent to the Closing

The following shall be conditions precedent to the Closing (the "Conditions Precedent"):

(A) The Real Estate Group's agreements, representations, warranties and covenants set forth in Section 2 above shall be fulfilled and accurate on or before the Closing Date;

(B) The Real Estate Group shall have delivered to LIFD clean updated title insurance policies on the Data Center and the Beverage Building;

(C) The Merger Agreement (as defined below) and all of the other transactions contemplated by this LOI shall have been approved in writing by LIFD, by a majority of the LIFD Board, by a majority of the LIFD Stockholders if such approval is required under Nevada law, and by the Merger Subsidiary (as defined below);

(D) The Merger Agreement and all of the other transactions contemplated by this LOI shall have been unanimously approved in writing: by each of the Owners and by the Managers of SP;

(E) The Merger Agreement shall have been approved by LIFD's lender, Surety Bank of DeLand, Florida;

(F) All necessary securities filings in regard to the Merger (as defined below) shall have been filed, and any necessary approvals shall have been obtained from the U.S. Securities and Exchange Commission (the "SEC"), all in the opinion of LIFD's securities attorney David Hunt of Salt Lake City, Utah; and

(G) LIFD's outside firm of certified public accountants, Fruci & Associates II, PLLC of Spokane, Washington ("Fruci") shall have agreed with LIFD that the financial statements of the Real Estate Companies for fiscal years 2023 and 2024 are not required to be audited, or, alternatively, any needed audits and audit opinion letters associated with the Merger shall have been delivered by Fruci to LIFD, and such audits and opinion letters shall have been acceptable to LIFD in form and substance in its discretion.

4. The Closing

Following the successful fulfillment all of the Conditions Precedent, the Parties shall proceed to a closing (the "Closing") to be held on the Closing Date at the offices of law firm Fox Rothschild LLP in Chicago, at which the following shall occur:

(A) SP shall merge with and into a newly formed, wholly owned subsidiary of LIFD (the "Merger Subsidiary") pursuant to a mutually acceptable merger agreement (the "Merger Agreement"), under which Merger Agreement LIFD shall acquire, via merger (the "Merger"), 100% of the ownership interests in SP, and SP shall be the surviving entity in the Merger. The Merger Agreement shall, among other things, contain representations, warranties, covenants, conditions, and indemnification provisions customary to transactions like the Merger (for example but without limitation, representations, warranties, covenants, conditions, and indemnification provisions similar to those contained in the agreements used by LIFD in its acquisition of Lifted on February 24, 2020.) Without limiting the generality of the foregoing, the Merger Agreement shall include an accurate list of each of the Real Estate Companies' assets, liabilities and contracts as of the Closing Date, certified to LIFD in writing by the Sustainable Executives, and such list must be acceptable to LIFD in its discretion; and

(B) The merger consideration to be paid by LIFD in the Merger pursuant to which LIFD shall acquire 100% of the ownership interests in SP shall consist of Seven Hundred Sixty-Three Thousand Five Hundred Ninety-Three (763,593) shares of unregistered common stock of LIFD ("LIFD Shares"). Such LIFD Shares shall be allocated and distributed among the Owners of SP in the Merger as specified in the Merger Agreement.

5. Data Center

The Parties agree, understand and acknowledge that, in order to try to obtain approval of the Merger Agreement by LIFD's lender, Surety Bank of DeLand, Florida, it is likely that LIFD will be required to commit to Surety Bank in a written agreement that if Surety Bank has not approved LIFD's and SP's plan for the development and leasing or joint venturing of the Data

Center as a marijuana grow facility, as a data center, as a crypto-mining facility, or otherwise, by a particular date, then LIFD and SP will likely be obligated to publicly list the Data Center with a nationally recognized broker of industrial buildings for sale, and to complete such sale, as promptly as is commercially feasible.

6. Pending Discussions and Negotiations

The Real Estate Companies have already entered into discussions and negotiations with certain third parties related to certain potential real estate agreements and arrangements. The Sustainable Executives agree and covenant that prior to the Closing they shall use good faith efforts to collaborate with LIFD Group regarding these discussions and negotiations.

7. No Shop Clause

During the period between the signing of this LOI and either the termination of this LOI or the execution of the Merger Agreement, the Real Estate Companies and the Sustainable Executives and their lawyers, agents and representatives shall not directly or indirectly enter into any discussion(s), negotiation(s), letter(s) of intent, merger(s), reorganization(s), stock sale(s), asset sale(s) (other than asset sales in the ordinary, normal, and customary course of business), other transaction(s), loan agreement(s), financing agreement(s) or arrangement(s) of any type, other capital raise(s), or other contract(s) or arrangement(s) with any third party, or any other agreement(s), contract(s) or arrangement(s) outside the ordinary course of business that would or might delay or make more costly or difficult the closing of the Merger. The Merger Agreement shall include similar covenants regarding the period (if any) between the signing of the Merger Agreement and the Closing or the termination of the Merger Agreement.

During the period between the signing of this LOI and the execution and delivery of the Merger Agreement or the termination of this LOI, the Sustainable Executives shall operate the Real Estate Companies and their affiliates only in accordance with the ordinary, normal and customary course thereof consistent with past practices, or as otherwise contemplated in this LOI.

8. Good Faith Efforts to Close

Each of the Parties agrees and covenants to use good faith efforts to cause the Merger to close as soon as practicable, subject to the fulfillment of all of the terms, conditions and requirements set forth in this LOI and in the Merger Agreement.

9. Termination of this LOI and the Merger Agreement

The Parties agree and acknowledge that there is considerable time pressure to proceed forward to a closing of the Merger as soon as possible. Either Party shall have the unilateral right to terminate this LOI, without any payment by or penalty due from any party, if such Party in good faith believes that the terms, conditions and requirements that must be met in order for the Closing to occur cannot reasonably be met on or before March 15, 2025, or if any material provisions of this LOI shall be adjudged by a court or the SEC to be invalid or unenforceable, and thereafter the parties to this LOI are unable to mutually agree upon how to proceed forward with the Merger as impacted by such court or SEC action, provided, however, that if one or more of the Conditions Precedent cannot reasonably be met on or before March 15, 2025, then the Parties shall meet and use good faith efforts in an attempt to fashion a mutually acceptable interim arrangement that would accommodate a delay in the Closing Date to a date after March 15, 2025.

10. Miscellaneous

(A) Each of the Parties shall bear its or his own fees and expenses in connection with the proposed transactions. Without limiting the generality of the foregoing, each of the Parties shall be solely responsible for the fees and expenses owed by it or him to any lawyers, accountants, financial advisors, investment bankers, brokers or finders employed by such Party.

(B) LIFD shall be permitted to publicly disclose the terms and conditions of this LOI and the Merger Agreement in its SEC filings, press releases, conference calls, and investor relations efforts, and the Parties shall use good faith efforts to cooperate therewith.

(C) The Parties acknowledge that LIFD is a publicly traded company and that unauthorized disclosure of any material non-public information regarding LIFD or the transactions contemplated by this LOI could subject the disclosing party to scrutiny and potential liability under applicable securities laws and regulations.

In Witness Whereof, the Parties have executed and delivered this LOI as of the date first written above.

LFTD Partners Inc., a Nevada corporation

By  /s/ Gerard M. Jacobs

Gerard M. Jacobs, CEO

Lifted Liquids, Inc., an Illinois corporation

By  /s/ Nicholas S. Warrender

Nicholas S. Warrender, CEO

  /s/ Gerard M. Jacobs

Gerard M. Jacobs, a Florida resident

  /s/ Nicholas S. Warrender

Nicholas S. Warrender, a Florida resident

  /s/ William C. Jacobs

William C. Jacobs, a Florida resident

Sustainable Properties, LLC, an Illinois limited liability company

By  /s/ Joshua Gillan

Joshua Gillan, its authorized representative

1221 Research Parkway, LLC, an Illinois limited liability company

By  /s/ Joshua Gillan

Joshua Gillan, its authorized representative

2422 N. Main, LLC, an Illinois limited liability company

By  /s/ Joshua Gillan

Joshua Gillan, its authorized representative

  /s/ L. John Murray

L. John Murray, an Illinois resident

  /s/ Erik Carlson

Erik Carlson, an Illinois resident

  /s/ Joshua Gillan

Joshua Gillan, an Illinois resident